Exhibit 99.1

July 8, 2020

Dear Fellow Stockholder:

Although we are cautiously optimistic as retail stores begin the process of reopening, we continue to see the retail environment significantly affected by the precautions taken to minimize the spread of the COVID-19 pandemic. Various mandates and guidelines defined by state and local governments affected each of Inland Real Estate Income Trust, Inc.’s (“Inland Income Trust”, or the “Company”) tenants in a different way, depending on whether the business was deemed essential or non-essential.

Overall, while only 3% of our tenants remain fully closed as of June 30, 2020, many more are operating in a materially reduced capacity as a result of restrictions on non-essential businesses. Rent collection for Inland Income Trust has been challenging, with 75% of April billed rents collected, 66% of May billed rents collected and 59% of June billed rents collected. We try to work closely with our tenants whenever possible to evaluate their respective financial positions and ability to pay rent and have negotiated rent deferral agreements with tenants representing 39% of our annualized base rent as of June 30, 2020.

The Company currently has a $350 million credit facility comprised of a $150 million term loan and a $200 million revolving line of credit. In order to maintain a higher level of liquidity to meet our mortgage payments and pay our other operating expenses amid reduced rental receipts, we drew an additional $24 million on our revolving line of credit in April, bringing our outstanding balance on the credit facility to $255 million. Debt service has been paid on our 18 non-recourse mortgage loans for the months of April, May and June. We regularly communicate with our lenders to keep them apprised as to the status of our properties and our tenants.

It is important to note that the Company, the nation and the economy are still in the throes of the worldwide health crisis. We have already learned that the pandemic forced the United States into a recession due to the unprecedented magnitude of the decline in employment and slowdown in economic activity. Many consumers are in financial distress amid the overall uncertainty and looking at purchases through a different, more cautious lens. Operating in the retail real estate sector, a large portion of which is already dealing with challenges from online shopping, the potential additional adverse effects of the pandemic on our Company’s financial condition, results of operations, and cash flow remain unclear but could be material.

These circumstances have led us to make the difficult decisions we have made to retain liquidity to meet our financial obligations in this challenging environment and to try to be prepared for any additional financial challenges that may arise. As stewards of our stockholders’ capital, preserving cash to ensure we can meet our financial obligations is the prudent course of action and in the best interest of our stockholders and our Company as a whole. Having said that, we look forward to emerging from the current challenges of the COVID-19 pandemic and, at the earliest, prudent time, being able to resume distributions on our common stock, our Dividend Reinvestment Plan and our Share Repurchase Plan.

Thank you as always for your investment in Inland Income Trust. We appreciate and are sensitive to the difficulties you may be dealing with in your own lives and are grateful for your confidence in our ability to navigate the challenges of COVID-19 and the current economic environment. For more information and for future updates, please visit our website: www.inland-investments.com/inlandincometrust.

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

Mitchell Sabshon

President and Chief Executive Officer

Enclosure

cc:  Trustee, Broker Dealer, Financial Advisor

The Inland name and logo are registered trademarks being used under license. Inland refers to some or all of the entities that are part of The Inland Real Estate Group of Companies, Inc., one of the nation’s largest commercial real estate and finance groups, which is comprised of independent legal entities, some of which may be affiliates, share some common ownership or have been sponsored and managed by such entities or subsidiaries thereof. Inland has been creating, developing and supporting real estate-related companies for more than 50 years.

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear”, or "believe". Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to the acquisition of any property, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in  our most recent Form 10-K for the year ended December 31, 2019 filed on March 18, 2020 with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

Inland Income Trust | Page 2